EXHIBIT 23.2

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 8, 2004 relating to the consolidated financial statements and financial statement schedule of First Advantage Corporation, which appear in First Advantage Corporation’s Annual Report on Form 10-K and Form 10-K/A, respectively, for the year ended December 31, 2003. We also consent to the references to us under the heading “Experts” in this Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Tampa, Florida

December 17, 2004